                                                                  EXHIBIT 2

                              AMENDED AND RESTATED
              CORPORATE GOVERNANCE, LIQUIDITY AND VOTING AGREEMENT

         This AMENDED AND RESTATED CORPORATE GOVERNANCE, LIQUIDITY AND VOTING AGREEMENT (the "Agreement"), by and among UBS Capital II LLC ("UBS"), Davel Communications Group, Inc. ("Davel"), Davel Holdings, Inc. ("Holdings"), and Peoples Telephone Company, Inc. (the "Company"), is entered into as of December 22, 1998. This Agreement amends and restates in its entirety that certain Corporate Governance, Liquidity and Voting Agreement (the "Original Agreement"), dated as of July 5, 1998, by and among the parties hereto.

         WHEREAS, concurrently with the execution and delivery of the Original Agreement, Davel, Holdings and the Company entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of July 5, 1998, pursuant to which a newly formed subsidiary of Davel or Holdings would be merged with and into the Company with the Company surviving as a wholly owned subsidiary of Davel or Holdings;

         WHEREAS, Davel, Holdings and the Company have entered into an amended and restated Merger Agreement (the "Amended Merger Agreement") to provide for the merger of an indirect, newly formed subsidiary of Holdings with and into the Company with the Company surviving as an indirect, wholly owned subsidiary of Holdings (the "Peoples/Davel Merger");

         WHEREAS, the consummation of the Peoples/Davel Merger and the other transactions contemplated by the Amended Merger Agreement (the "Transaction") is subject to certain conditions, including the approval of the Amended Merger Agreement by (i) two-thirds of the holders of the outstanding shares of common stock, par value $.01 per share, of the Company ("Peoples Common Stock") and the Series C Cumulative Convertible Preferred Stock (the "Series C Preferred"), voting as a single class, with each share of Series C Preferred entitled to one vote for each share of Peoples Common Stock issuable upon the conversion thereof and (ii) by the holders of a majority of the outstanding shares of the Series C Preferred voting as a separate class;

         WHEREAS, 160,000 shares of Series C Preferred have been authorized for issuance, 150,000 shares of Series C Preferred have been issued and are outstanding, and UBS is the holder of all 150,000 outstanding shares of Series C Preferred (the "Preferred Shares");

         WHEREAS, the Preferred Shares are convertible into an aggregate of 2,857,143 shares of Peoples Common Stock (the "Common Shares");

         WHEREAS, under the terms of the Merger Agreement, upon the conversion of all of the Preferred Shares into the Common Shares prior to the Effective Time (as defined below), as contemplated by this Agreement, UBS will be entitled to receive in the Peoples/Davel Merger, in exchange for all of the Common Shares, 671,428 shares of the common stock of Holdings (plus cash in lieu of any fractional share); and

         WHEREAS, as a condition to the willingness of the Company, Davel and Holdings to consummate the transactions contemplated by the Amended Merger Agreement, UBS has agreed as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:


                                    ARTICLE I

                                COVENANTS OF UBS

         Section 1.1 Agreement to Convert Preferred Shares. UBS covenants and agrees with the Company, Davel and Holdings that, not later than immediately prior to the effective time of the Peoples/Davel Merger (the "Effective Time"), UBS will convert all of the Preferred Shares into the Common Shares issuable upon conversion of the Preferred Shares and will continue to hold the Common Shares through the Effective Time. In addition, UBS covenants and agrees with the Company, Davel and Holdings that it will, except as provided in Section 1.4, continue to hold the Preferred Shares through the record date of the Peoples Stockholders Meeting (as hereinafter defined) so that UBS is the holder of record of all of the Series C Preferred entitled to vote at the Peoples Stockholders Meeting.

         Section 1.2 Agreement to Vote. At any meeting of the stockholders of the Company held prior to the Termination Date (as hereinafter defined), however called ("Peoples Stockholders Meeting"), and at every reconvened meeting following any adjournment or postponement thereof prior to the Termination Date, or in connection with any written consent of the stockholders of the Company executed prior to the Termination Date, UBS shall vote all of the Preferred Shares in favor of the approval of the Merger Agreement, the Peoples/Davel Merger and any actions required in furtherance thereof which requires stockholder approval. Prior to the Termination Date and subject to Section 1.4, UBS shall not enter into any agreement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of the Preferred Shares or the Common Shares issued upon conversion thereof in any manner inconsistent with the preceding sentence.

         Section 1.3 Proxies. (a) UBS hereby revokes any and all previous proxies granted with respect to matters set forth in Section 1.2 for the Preferred Shares and the Common Shares.

         (b) Prior to the Termination Date, UBS shall not grant any proxies or powers of attorney with respect to matters set forth in Section 1.2, deposit any of the Preferred Shares or Common Shares into a voting trust or enter into a voting agreement, other than this Agreement, with respect to any of the Preferred Shares or Common Shares, in each case with respect to such matters.

         Section 1.4 Transfer of Shares by UBS. Prior to the Termination Date, UBS shall not (a) pledge or place any encumbrance on any Preferred Shares or Common Shares, other than pursuant to this Agreement, or (b) transfer, sell, exchange or otherwise dispose of any Preferred Shares or Common Shares, in each case, unless the pledgee, encumbrance holder, transferee, purchaser or acquiror of such shares enters into a voting agreement with the Company containing substantially the same terms as are set forth in Sections 1.1, 1.2, 1.3 and 1.4 of this Agreement.


                                   ARTICLE II

                         REPRESENTATIONS, WARRANTIES AND
                           ADDITIONAL COVENANTS OF UBS

         UBS represents, warrants and covenants to the Company, Davel and Holdings that:

         Section 2.1 Ownership. As of the date of this Agreement, UBS is (and as of the Original Agreement, UBS was) the beneficial owner of 150,000 Preferred Shares, free and clear of all liens, charges and encumbrances. UBS will have the sole right to vote the Preferred Shares and, upon the conversion of the Preferred Shares, UBS will be the beneficial and record owner of, and have the sole right to vote, the Common Shares and, subject to this Agreement, there will be no restrictions on rights of disposition or other liens pertaining to the Common Shares. UBS has not agreed to subject any Preferred Shares or Common Shares to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Preferred Shares or the Common Shares.

         Section 2.2 Authority and Non-Contravention. UBS has the right, power and authority to enter into this Agreement and, subject to the issuance to UBS of the Common Shares, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by UBS and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of UBS. This Agreement has been duly executed and delivered by UBS and constitutes a valid and binding obligation of UBS, enforceable against UBS in accordance with its terms, subject to general principles of equity and as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally. Neither the execution and delivery of this Agreement by UBS nor the consummation by UBS of the transactions contemplated hereby will (i) materially violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to UBS, the Preferred Shares or, upon issuance thereof to UBS, the Common Shares or (ii) violate or conflict with the certificate of incorporation or bylaws of UBS or constitute a material violation of or default under any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which UBS is a party or by which UBS or its assets are bound.

         Section 2.3 Total Shares. As of the date of this Agreement, UBS does not own (and as of the date of the Original Agreement, UBS did not own), beneficially (other than through ownership of the Series C Preferred or through options granted to representatives of UBS in their capacity as directors of the Company) or of record, any shares of capital stock of the Company. Other than the Preferred Shares and options granted to representatives of UBS in their capacity as directors of the Company, UBS does not have any option to purchase or right to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any other securities of the Company.

         Section 2.4 Notifications. Prior to the Termination Date, UBS will notify the Company promptly of the number of any shares of capital stock of the Company acquired by UBS after the date of the Original Agreement.

         Section 2.5 Delivery of Affiliate Letter. In the event that counsel to the Company reasonably determines that UBS is an affiliate of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended, or for purposes of pooling-of-interests accounting treatment, UBS agrees to execute and deliver to the Company not later than 30 days prior to the Effective Time an Affiliate Letter substantially in the form attached hereto as Exhibit A.


                                   ARTICLE III

                  COVENANTS OF THE COMPANY, DAVEL AND HOLDINGS

         Each of the Company, Davel and Holdings covenants to UBS on behalf of itself that:

         Section 3.1 Corporate Governance. Davel and Holdings agree that at the Effective Time and thereafter, Davel and Holdings shall exercise all authority to cause Charles J. Delaney or Justin S. Maccarone, as determined by UBS (including any principal or employee of UBS or one of its affiliates who is appointed by UBS to replace such initial designee, the "UBS Designee") to be elected as a member of the Board of Directors of Holdings until the first anniversary of the Effective Time; provided, however, that if UBS shall at any time during such one-year period be the beneficial owner of less than 95% of the number of shares of common stock of Holdings received by UBS in the Peoples/Davel Merger (i.e., 848,328 shares, subject to adjustment for stock splits, combinations and reclassifications), then the UBS Designee shall immediately thereupon resign as a member of such Board of Directors.

         Section 3.2 Merger Consideration for the Preferred Shares. Davel, Holdings and the Company agree with UBS that, at the Effective Time, the 2,857,143 Common Shares into which UBS shall have converted the 150,000 Preferred Shares shall be entitled to receive therefor 671,428 shares of common stock of Holdings, plus cash in lieu of any fractional share. In addition, in consideration of accrued but unpaid dividends on the Preferred Shares plus the agreed-upon future fair value of the Preferred Shares should they have remained outstanding after the Effective Time, Davel and Holdings shall pay or cause to be paid to UBS upon the consummation of the Peoples/Davel Merger an additional 189,735 (plus such additional number as will equal in value (calculated based on the Exchange Ratio set forth in the Merger Agreement multiplied by the closing price of the common stock of Davel on the trading day immediately prior to the date of the Original Agreement) any additional dividends on the Preferred Shares accruing after the date of the Original Agreement and prior to the Effective Time) shares (plus cash in lieu of any fractional share) of the common stock of Holdings.

         Section 3.3 Registration Rights. UBS, the Company, Davel and Holdings agree that, as of the Effective Time, all of the rights of UBS and all of the obligations of the Company and its successors and assigns as set forth in the Registration Rights Agreement, dated as of July 19, 1995, by and among the Company, UBS and Appian Capital Partners, L.L.C. (as amended, the "Existing Registration Agreement") shall terminate and, with respect to such parties, the Existing Registration Agreement shall be of no further force or effect. In lieu thereof, in the event that the UBS Designee resigns or is otherwise no longer serving or, in accordance with Section 3.1, is no longer entitled to serve as a member of the Board of Directors of Davel or Holdings, the provisions set forth in Exhibit B hereto shall become effective.

         Section 3.4 Contingent Stock Purchase Warrant. Reference is made to the Contingent Stock Purchase Warrant issued by the Company to UBS (the "Contingent Warrant") pursuant to the Securities Purchase Agreement, dated as of July 3, 1995, by and among the Company, UBS and Appian Capital Partners, L.L.C. (the "Purchase Agreement"). UBS, the Company, Davel and Holdings agree that, as of the Effective Time, all of the rights of UBS and all of the obligations of the Company and its successors and assigns as set forth in the Contingent Warrant and the Purchase Agreement shall terminate and be of no further force or effect, UBS shall deliver the Contingent Warrant to Holdings immediately after the Effective Time, and the Contingent Warrant shall be canceled.


                                   ARTICLE IV

             REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF
                         THE COMPANY, DAVEL AND HOLDINGS

         Each of the Company, Davel and Holdings represents, warrants and covenants to UBS on behalf of itself that:

         Section 4.1 Authority and Non-Contravention. It has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by it and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of it. This Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, subject to general principles of equity and as may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally. Neither the execution and delivery of this Agreement nor the consummation by it of the transactions contemplated hereby will (i) materially violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to it or (ii) violate or conflict with the certificate or articles of incorporation or by laws of it or constitute a material violation of or default under any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which it is a party or by which it or its assets are bound.


                                    ARTICLE V

                                  MISCELLANEOUS

         Section 5.1 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expenses; provided, however, that the Company shall pay reasonable fees and expenses of counsel to UBS incurred in connection with the negotiation and execution of this Agreement.

         Section 5.2 Further Assurances. From time to time, at the request of the Company, Davel or Holdings in the case of UBS, or at the request of UBS in the case of the Company, Davel or Holdings, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

         Section 5.3 Specific Performance. Each party hereto agrees that the other parties hereto would be irreparably damaged if for any reason it fails to perform any of its obligations under this Agreement, and that the other parties would not have an adequate remedy at law for money damages in such event. Accordingly, the aggrieved party shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the other parties hereto. This provision is without prejudice to any other rights that each party may have against the other parties hereto for any failure to perform their obligations under this Agreement.

         Section 5.4 Amendments, Termination. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. The representations, warranties, covenants and agreements set forth in Article I, Article II, Article III (other than Sections 3.1 and 3.3 thereof) and Article IV shall terminate, except with respect to liability for prior breaches thereof, upon the earliest to occur of (i) termination of the Amended Merger Agreement in accordance with its terms, (ii) the Closing Date (as defined in the Amended Merger Agreement) and (iii) the date, if any, upon which the Company's Board of Directors withdraws, modifies or changes its recommendation or approval of the Merger Agreement or the Peoples/Davel Merger in a manner adverse to Davel and Holdings (the "Termination Date").

         Section 5.5 Assignment. Subject to Section 1.4 hereof and the provisions of Exhibit B, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

         Section 5.6 Entire Agreement. This Agreement (including the documents referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both oral and written between the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies. Without limiting the generality of the foregoing, this Agreement supersedes the Original Agreement in its entirety.

         Section 5.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by documented overnight delivery service or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address or telecopy or telex number for a party as shall be specified by like notice):

                  If to the Company, to:

                  Peoples Telephone Company, Inc.
                  2300 N.W. 89th Place
                  Miami, Florida  33172
                  Attention:  General Counsel
                  Facsimile:  (305) 593-6116

                  with copies to:

                  Steel Hector & Davis LLP
                  200 South Biscayne Blvd.
                  Miami, Florida  33131-2398
                  Attention:  Ira N. Rosner, P.A.
                  Facsimile:  (305) 577-7001

                  and

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022
                  Attention:  John Madden, Esq.
                  Facsimile:  (212) 848-7179

                  If to Davel or Holdings, to:

                  Davel Communications Group, Inc.
                  1429 Massaro Boulevard
                  Tampa, Florida  33619
                  Attention:  Theodore C. Rammelkamp, Jr.
                  Facsimile:  (813) 626-9610

                  with a copy to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois  60601
                  Attention:  R. Scott Falk
                  Facsimile:  (312) 861-2200


                  If to UBS, to:

                  UBS Capital II LLC
                  299 Park Avenue
                  New York, New York 10171
                  Attention:  Justin S. Maccarone
                  Facsimile:  (212) 821-6333

                  with a copy to:

                  Kaye, Scholer, Fierman, Hays & Handler, LLP
                  425 Park Avenue
                  New York, New York  10022
                  Attention:  Nancy Fuchs
                  Facsimile:  (212) 836-7150

         Section 5.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 5.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and, shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties in original or facsimile form.

         Section 5.10 Interpretation. The headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 5.11 Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

         Section 5.12 Consent to Jurisdiction. Each party hereto irrevocably submits to the nonexclusive jurisdiction of (a) the state courts of the State of New York and (b) the United States federal district courts located in the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

         Section 5.13 Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

                            *     *     *     *     *
each of the parties as of the date first above written.

                                   UBS CAPITAL II LLC


                                   By: /s/ JUSTIN MACCARONE
                                   ---------------------------
                                   Name:   Justin Maccarone
                                   Title:  President

                                   By: /s/ HYUNJA LASKIN
                                   --------------------------
                                   Name:   Hyunja Laskin
                                   Title:  Principal

                                   PEOPLES TELEPHONE COMPANY, INC.


                                   By: /s/ BRUCE W. RENARD
                                   ---------------------------
                                   Name:   Bruce W. Renard
                                   Title:  Executive Vice President &
                                           General Counsel

                                   DAVEL HOLDINGS, INC.


                                   By: /s/ THEODORE C. RAMMELKAMP, JR.
                                   -----------------------------------
                                   Name:   Theodore C. Rammelkamp, Jr.
                                   Title:  Senior Vice President

                                   DAVEL COMMUNICATIONS GROUP, INC.


                                   By: /s/ THEODORE C. RAMMELKAMP, JR.
                                   -----------------------------------
                                   Name:   Theodore C. Rammelkamp, Jr.
                                   Title:  Senior Vice President

                                                                       EXHIBIT A



Davel Communications Group, Inc.
1429 Massaro Boulevard
Tampa, Florida 33619

Dear Sirs:

                  The undersigned, a holder of shares of common stock, par value $.01 per share ("Peoples Common Stock"), of Peoples Telephone Company, Inc., a New York corporation ("Peoples"), is entitled to receive in connection with the merger (the "Merger") of Peoples with and into an indirect, wholly owned subsidiary of Davel Holdings, Inc., a Delaware corporation ("Davel"), shares of common stock, par value $0.01 per share (the "Davel Common Stock"), of Davel. The undersigned has been advised that the undersigned may be deemed an "affiliate" of Peoples within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC") and may be deemed an "affiliate" of Peoples for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Nothing contained herein should be construed as an admission that I am an "affiliate" of Peoples as described in the immediately preceding sentence.

                  If, in fact, the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the shares of Davel Common Stock received by the undersigned in exchange for any shares of Peoples Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Davel will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of sale, transfer or other disposition of shares of Davel Common Stock by the undersigned (other than pursuant to the registration rights provided to the undersigned pursuant to the Amended and Restated Corporate Governance, Liquidity and Voting Agreement, dated as of December 22, 1998) or take any action (other than to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, so long as it is subject to such requirements) to make compliance with an exemption from registration available to the undersigned.

                  The undersigned hereby represents to and covenants with Davel that the undersigned will not sell, assign or transfer any of the shares of Davel Common Stock received by the undersigned in exchange for shares of Peoples Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and



                                       A-1                         Page 32 of 46
other limitations of Rule 145 or (iii) in a transaction which, in the opinion of the general counsel of Davel or other counsel reasonably satisfactory to Davel or as described in a "no-action" or interpretive letter from the staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

                  The undersigned hereby further represents to and covenants with Davel that from the date that is 30 days prior to the Closing Date (as defined in the Amended and Restated Agreement and Plan of Merger, dated as of July 5, 1998, and amended and restated as of October 22, 1998, by and among Davel, Davel Holdings, Inc. and Peoples), the undersigned will not sell, transfer or otherwise dispose of any shares of Peoples Common Stock held by the undersigned and that the undersigned will not sell, transfer or otherwise dispose of any shares of Davel Common Stock received by the undersigned in the Merger until after such time as results covering at least 30 days of post-Merger combined operations of Peoples and Davel have been published by Davel, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations, except after prior written notice to Davel of the undersigned's intention to make such sale and Davel's determination that such sale would not reasonably be expected to adversely affect the qualification of the Merger as a pooling-of-interests.

                  In the event of a sale or other disposition by the undersigned of shares of Davel Common Stock pursuant to Rule 145 or other exempt transaction, the undersigned will supply Davel with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above, as the case may be. The undersigned understands that Davel may instruct its transfer agent to withhold the transfer of any shares of Davel Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Davel shall cause the transfer agent to effectuate the transfer of the shares of Davel Common Stock sold as indicated in such letter.

                  The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the Davel Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Davel from counsel reasonably satisfactory to Davel to the effect that such legend is no longer required for purposes of the Securities Act.

                  There will be placed on the certificates for Davel Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A BUSINESS COMBINATION WHICH IS BEING ACCOUNTED FOR AS A POOLING OF INTERESTS, IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF



                                       A-2                         Page 33 of 46

WITHIN THE MEANING OF THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED (i) UNTIL SUCH TIME AS DAVEL SHALL HAVE PUBLISHED FINANCIAL RESULTS COVERING AT LEAST 30 DAYS OF COMBINED OPERATIONS AFTER THE EFFECTIVE TIME AND (ii) EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

                  The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Davel Common Stock and (ii) the receipt by Davel of this letter is an inducement to Davel's obligations to consummate the Merger.

                                  Very truly yours,




                                       A-3                         Page 34 of 46

                                                            ANNEX I TO EXHIBIT A

[Date]


[Name]

                  On____________, the undersigned sold shares of common stock (the "Davel Common Stock") of Davel Communications, Inc. (f/k/a Davel Holdings, Inc.), a Delaware corporation ("Davel"), which were received by the undersigned in connection with the merger of Peoples Telephone Company, Inc. with and into a wholly owned subsidiary of Davel.

                  Based upon the most recent report or statement filed by Davel with the Securities and Exchange Commission, the shares of Davel Common Stock sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

                  The undersigned hereby represents that the shares of Davel Common Stock were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Davel Common Stock, and that the undersigned has not made any payment in connection with the offer or sale of the Davel Common Stock to any person other than to the broker who executed the order in respect of such sale.

                                   Very truly yours,



                                       A-4                         Page 35 of 46

                                                                       EXHIBIT B


         (a) All capitalized terms used but not defined in this Exhibit B shall have the meanings assigned to them in the Agreement to which this Exhibit B is attached. For purposes of the provisions contained in this Exhibit B:

                  (i) The term "Common Stock" means the common stock, par value $.01 per share, of Davel Communications, Inc. (f/k/a Davel Holdings, Inc.), a Delaware corporation.

                  (ii) The term "Holder" means, at any given time, UBS, provided that UBS owns of record shares of Common Stock of the Issuer at such time, and any affiliate of UBS who then owns of record Registrable Securities, provided that such affiliate has previously executed and delivered a written counterpart to this Agreement.

                  (iii) The term "Issuer" means Davel Communications, Inc. (f/k/a Davel Holdings, Inc.), a Delaware corporation.

                  (iv) The term "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act.

                  (v) The term "Registrable Securities" means shares of Common Stock of the Issuer held, from time to time, by any Holder.

                  (vi) The term "Rule 415 Offering" means an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the Securities Act.

                  (vii) The term "SEC" means the Securities and Exchange Commission or any governmental agency that is a successor thereto.

                  (viii) The term "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  (ix) The term "Shelf Registration Statement" means a registration statement intended to effect a shelf registration in connection with a Rule 415 Offering.

         (b) On a single occasion, the Issuer shall, upon the written request of Holder, prepare and file with the SEC a registration statement with respect to all or any portion of (or at the request of UBS a Shelf Registration Statement with respect to all shares of) the Issuer's Common Stock acquired by UBS in or in connection with the Peoples/Davel Merger for distribution of such stock in the manner or manners specified in such request and use its reasonable best efforts to cause such registration statement to become effective and keep such registration statement effective until such



                                       B-1                         Page 36 of 46
time as such shares have been sold or disposed of thereunder or sold, transferred or otherwise disposed of to a person that is not a Holder (but in any event, with respect to a registration statement other than a Shelf Registration Statement, no later than the third anniversary of the date such registration statement becomes effective); provided, however, that Holder shall not be entitled to demand registration of Common Stock pursuant to this paragraph (b) in an underwritten public offering if, at the time of such request, such Holder does not beneficially own at least 25% of the number of shares of Common Stock received by UBS in or in connection with the Peoples/Davel Merger; and provided further that if, at any time after giving a written request for registration (other than a shelf registration) and prior to the effective date of the registration statement filed in connection with such request, the managing underwriters of such offering determine that the aggregate amount of shares requested to be registered by the Holders of the Registrable Securities, together with the amount of shares requested by all persons and entities ("Other Persons") exercising (with respect to such offering) incidental registration rights granted to such Other Persons by Davel or Holdings, could materially and adversely affect such offering, then the Issuer may reduce the number of Registrable Securities of such Holders to be included in such offering to the maximum number of shares that the underwriters deem advisable, and the Issuer will allocate the number of securities to be registered among such Holders and Other Persons on a pro rata basis in accordance with the number of shares each Holder and Other Person initially requested to be sold (it being understood that if, as a result of such reduction and allocation, less than 75% of the Registrable Securities requested by such Holders to be included in such offering are so included, then the Holders shall again be entitled to the benefits of this paragraph (b)). Notwithstanding the foregoing, if the Issuer shall furnish to Investor a certificate signed by the Chief Executive, Chief Operating, or Chief Financial Officer of the Issuer stating that, in the good faith judgment of a majority of the Issuer's directors, it would be materially detrimental to the Issuer for such registration statement to be filed, the Issuer shall have the right to defer such filing for a period of not more than 90 days after receipt of UBS' request; provided that the Issuer may not utilize this right more than once in any 12-month period.

         (c) If the Issuer proposes to register any Common Stock to be issued by it or held by any other person ("Other Securities") in a public offering under the Securities Act, on a form and in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will give prompt written notice to each Holder of its intention to do so, and upon the written request of a Holder delivered to the Issuer within fifteen business days after the giving of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder and the intended method of disposition thereof), the Issuer will use its reasonable best efforts to effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which the Issuer has been so requested to register by such Holder, to the extent required to permit the disposition (in accordance with the intended method or methods thereof as aforesaid) of the Registrable Securities so to be registered, provided that:

                  (i) if, at any time after giving such written notice of its intention to register any Other Securities and prior to the effective date of the registration statement filed in connection with such registration, the managing underwriters of such offering or offerings determine that



                                       B-2                         Page 37 of 46
         the aggregate amount of shares to be registered by the Holders of the Registrable Securities, together with all other shares requested by all other persons or entities to be included in such offering, could materially and adversely affect such offering, then the Issuer may reduce the number of Registrable Securities of such Holders or such other persons or entities to be included in such offering to the maximum number of shares that the underwriters deem advisable, and the Issuer will allocate the number of securities to be registered among such Holders and other persons or entities on a pro rata basis in accordance with the number of shares each Holder and other person or entity initially requested to be sold.

                  (ii) the Issuer shall not be required to effect any registration of Registrable Securities under this paragraph (c) incidental to the registration of any of its securities in connection with (A) mergers, acquisitions or exchange offers on Form S-4 or any successor form, (B) dividend reinvestment plans or (C) stock option or other employee benefit plans; and

                  (iii) Holders, cumulatively, shall have the right to exercise registration rights pursuant to this paragraph (c) without limit during the term hereof.

No registration of Registrable Securities effected under this paragraph (c) shall relieve the Issuer of its obligation to effect a registration of Registrable Securities pursuant to paragraphs (b) or (c).

         (d) Whenever the Issuer is required to effect a registration statement pursuant to paragraphs (b) or (c), the Issuer shall, as expeditiously as reasonably possible:

                  (i) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered thereby.

                  (ii) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities covered by such registration statement owned by them.

                  (iii) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states or other jurisdictions as shall be reasonably requested by any Holder, provided that the Issuer shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where it is not so subject.

                  (iv) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact



                                       B-3                         Page 38 of 46
         or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and then use its best efforts to promptly correct such statement or omission. Notwithstanding the foregoing and anything to the contrary set forth in this paragraph (d), each Holder acknowledges that the Issuer shall have the right to suspend the use of the prospectus forming a part of a registration statement if such offering would interfere with a pending corporate transaction or for other reasons until such time as an amendment to the registration statement has been filed by the Issuer and declared effective by the SEC, or until such time as the Issuer has filed an appropriate disclosure report with the SEC. Each Holder hereby covenants that it will (i) keep any such notice strictly confidential, and (ii) not sell any shares of Common Stock pursuant to such prospectus during the period commencing at the time at which the Issuer gives the Holder notice of the suspension of the use of such prospectus and ending at the time the Issuer gives the Holder notice that it may thereafter effect sales pursuant to such prospectus. The Issuer shall only be able to suspend the use of such prospectus for periods aggregating no more than 90 days in respect of any registration.

                  (v) Make available for inspection by any Holder of Registrable Securities included in such registration statement, any underwriter participating in any offering pursuant to such registration statement, and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the "Inspectors"), all financial and other records and other information, pertinent corporate documents and properties of any of the Issuer and its subsidiaries and affiliates (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibilities; provided, however, that the Records that the Issuer determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed to any Inspector unless such Inspector signs a confidentiality agreement reasonably satisfactory to the Issuer (which shall permit the disclosure of such Records in such registration statement or the related prospectus if necessary to avoid or correct a material misstatement in or material omission from such registration statement or prospectus) and either (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided, further, that (A) any decision regarding the disclosure of information pursuant to subclause (i) shall be made only after consultation with counsel for the applicable Inspectors and the Issuer and (B) with respect to any release of Records pursuant to subclause (ii), each Holder of Registrable Securities agrees that it shall, promptly after learning that disclosure of such Records is sought in a court having jurisdiction, give notice to the Issuer so that the Issuer, at the Issuer's expense, may undertake appropriate action to prevent disclosure of such Records.

                  (vi) Enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including obtaining opinions of



                                       B-4                         Page 39 of 46
         counsel and "cold comfort" letters and updates thereof from the Issuer's independent certified public accountants).

         (e) It shall be a condition precedent to the obligations of the Issuer to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Issuer such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities and as may be required from time to time to keep such registration current.

         (f) All expenses incurred by or on behalf of the Issuer in connection with registrations, filings or qualifications pursuant to paragraphs (b) or (c), including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Issuer, shall be borne by the Issuer. In no event shall the Issuer be obligated to bear any underwriting discounts or commissions or brokerage fees or commissions relating to Registrable Securities or, except as otherwise set forth herein, the fees and expenses of counsel to the selling Holders.

         (g) In the event of registration of any Registrable Securities hereunder:

                  (i) To the extent permitted by law, the Issuer will indemnify and hold harmless each Holder and the affiliates of such Holder, and their respective directors, officers, general and limited partners, agents and representatives (and the directors, officers, affiliates and controlling persons thereof), and each other person, if any, who controls such Holder within the meaning of the Securities Act, against any losses, claims, damages, or liabilities ("Losses"), joint or several, to which they may become subject under the Securities Act or other federal or state law, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus (provided that this indemnity shall not apply to the extent that the Losses are attributable to an untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact in a preliminary prospectus that was corrected in a final prospectus which was provided to the Holder on a timely basis but which the Holder or the underwriters failed to deliver to the purchaser within the time required by applicable securities laws) contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading (but only if such omission is not corrected in the final prospectus), or (iii) any violation or alleged violation by the Issuer in connection with the registration of Registrable Securities under the Securities Act, any state securities law or any rule or regulation promulgated under the Securities Act or any state securities law; and the Issuer will pay to each such Holder, affiliate or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such



                                       B-5                         Page 40 of 46

         Loss or action; provided, however, that the indemnity contained in this subparagraph (g)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld), nor shall the Issuer be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of such Holder or its Affiliates or controlling person. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                  (ii) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Issuer, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Issuer within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any Losses, joint or several, to which any of the foregoing persons may become subject, under the Securities Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subparagraph
         (g)(ii) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity contained in this subparagraph (g)(ii) shall not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subparagraph (g)(ii) exceed the gross proceeds from the offering received by such Holder.

                  (iii) Promptly after receipt by an indemnified party of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this paragraph (g), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to deliver written notice to the indemnifying party within a reasonable time after the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this paragraph (g) to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this



                                       B-6                         Page 41 of 46
         paragraph (g). The indemnified party shall have the right, but not the obligation, to participate in the defense of any action referred to above through counsel of its own choosing and shall have the right, but not the obligation, to assert any and all separate defenses, cross claims or counterclaims which it may have, and the fees and expenses of such counsel shall be at the expense of such indemnified party unless
         (A) the employment of such counsel has been specifically authorized in advance by the indemnifying party, (B) there is a conflict of interest that prevents counsel for the indemnifying party from adequately representing the interests of the indemnified party or there are defenses available to the indemnified party that are different from, or additional to, the defenses that are available to the indemnifying party, (C) the indemnifying party does not employ counsel that is reasonably satisfactory to the indemnified party within a reasonable period of time, or (D) the indemnifying party fails to assume the defense or does not reasonably contest such action in good faith, in which case, if the indemnified party notifies the indemnifying party that it elects to employ separate counsel, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party and the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party; provided, however, that, the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to, to the extent reasonably necessary to employ local counsel, one firm acting as local counsel) for all indemnified parties.

                  (iv) If the indemnification provided for in this paragraph (g) is unavailable to an indemnified party in respect of any Losses (other than in accordance with its terms), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding. No contribution required by this paragraph to be made by any Holder shall exceed the gross proceeds from the offering received by such Holder.

                  (v) The obligations of the Issuer and the Holders under this paragraph (g) shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement.




                                       B-7                         Page 42 of 46

                  (vi) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement (if any) entered into in connection with any underwritten public offering of the Registrable Securities are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.

         (h) With a view to making available to the holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Issuer to the public without registration or pursuant to a registration on Form S-3, the Issuer agrees to:

                  (i) use its reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144;

                  (ii) use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required under the Securities Act and the Securities Exchange Act of 1934, as amended; and

                  (iii) furnish to any Holder forthwith upon request (i) a written statement by the Issuer as to its compliance with the reporting requirements of Rule 144, or as to whether it qualifies as a registrant whose securities may be resold pursuant to Form S-3, (ii) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer, and (iii) such other information (and the Issuer shall take such action) as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

         (i) The rights to cause the Issuer to register Registrable Securities pursuant to this Agreement may only be assigned by a Holder to a transferee or assignee of any Registrable Securities if such transferee or assignee is or becomes a Holder in connection with such transfer or assignment.

         (j) The observance by the Issuer of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Holders of a majority of the Registrable Securities, and any waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities.

         (k) Each Holder of Registrable Securities, if requested by an underwriter of any registered public offering of Issuer securities being sold in a firm commitment underwriting, agrees not to sell or otherwise transfer or dispose of any Common Stock (or other voting securities of the Issuer) held by such Holder other than shares of Registrable Securities included in the registration during the seven days prior to, and during a period of up to 180 days following, the effective date of the registration statement. Such agreement shall be in writing in a form reasonably satisfactory to the Issuer and such underwriter. The Issuer may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the required stand-off period.



                                       B-8                         Page 43 of 46

Notwithstanding the foregoing, Holder shall only be bound by the provisions of this paragraph (k) if all other holders of Common Stock entitled to registration rights are similarly restricted.



                                       B-9                         Page 44 of 46